                                 EXHIBIT INDEX
                         TO THE EXHIBIT FILED HEREWITH

Exhibit No.    Exhibit Description
-----------    -------------------

     99        Press Release dated May 12, 1999.

                    FOR:                BROOKSTONE, INC.

                    APPROVED BY:        Philip Roizin
                                        Executive Vice President of
                                        Finance and Administration
                                        (603) 880-9500

                    CONTACT:            Naomi Rosenfeld/Carolyn Capaccio/
                                        Teresa Kollappallil
                                        Media Contact: Jeff Siegel
                                        Morgen-Walke Associates
                                        (212) 850-5600

For Immediate Releaese
----------------------

                     BROOKSTONE TO ACQUIRE GARDENERS EDEN
                         CATALOG FROM WILLIAMS-SONOMA

     NASHUA, NH, MAY 12, 1999--Brookstone, Inc. (Nasdaq: BKST) today announced that it has entered into an agreement to acquire the Gardeners Eden catalog from Williams-Sonoma, Inc. (NYSE: WSM). Gardeners Eden is a catalog retailer featuring outdoor furniture, landscape materials, live plants, decorative accessories and tools offered to an upscale audience of casual gardeners and gardening aficionados via a nationally-distributed mail order catalog. In Fiscal 1998, Gardeners Eden generated annual sales of approximately $22 million with catalog circulation of approximately 10 million. The transaction is expected to close by the end of this week. Management believes that the acquisition will be neutral to earnings in Fiscal 1999 and accretive in future years.

     Under the terms of the agreement, Brookstone will obtain the rights to the Gardeners Eden name as well as all other intellectual property relating to the business, a 2.6 million-name house list, all inventory relating to the current catalog and prepaid catalog expenses. As part of the transaction, Brookstone will also gain access to the Williams-Sonoma customer database for three years for the purposes of mailing the Gardeners Eden book to potential new customers. Further terms were not disclosed.

     Gardeners Eden has historically experienced its strongest sales periods during its second and fourth quarters. The acquisition will expand and complement Brookstone's existing direct marketing business, which currently includes both the Hard-to-Find Tools catalog, a resource for specialty tools and problem-solving products for home and garden, and The Brookstone Gift Collection catalog, which features innovative lifestyle products and gifts that enhance customers' comfort and recreation.

Brookstone to Acquire Gardeners Eden

Catalog from Williams-Sonoma

Page - 2

     Michael Anthony, Chairman, President and Chief Executive Officer, stated, "We are excited to incorporate another well-recognized consumer brand into our existing brand portfolio, particularly one with a strong counter-seasonal profile. Gardening is a large and growing category nationwide and represents an area of growth for Brookstone. Overall, this acquisition offers us a further application of our successful brand management and direct marketing capability, and holds additional opportunities to broaden the applications of the Gardeners Eden brand. Furthermore, we are very pleased to partner with Williams-Sonoma, as we utilize their world-class customer database to further enhance the productivity of this business."

     Mr. Anthony concluded, "Gardeners Eden reinforces our core competency in both direct marketing and upscale home-related products, which should enable quick integration of the acquired operations into our own. During 1999, we plan no interruption of the existing Gardeners Eden catalog mailing schedule."

     Williams-Sonoma, Inc. is the leading home-centered specialty retailer for quality and design-conscious consumers in the United States. Its professional quality cookware and distinctive products for the home and garden are marketed through more than 300 retail stores and five mail order catalogs representing six distinct merchandising strategies: Williams-Sonoma, Pottery Barn, Pottery Barn Kids, Hold Everything and Chambers.

     Brookstone, Inc. is a nationwide specialty retailer that operates 198 stores in 36 states and the District of Columbia. Typically located in high-traffic regional shopping malls, airports and resort areas, the stores feature consumer products that are both functional and distinctive in quality and design. The Company also operates a direct marketing business that consists of The Brookstone Gift Collection, Hard-to-Find Tools and the recently acquired Gardeners Eden catalogs, as well as an e-commerce website at http://www.Brookstone.com.

     Any statements in this press release that may be considered forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially. Actual results may differ from such forward-looking statements due to the risk factors discussed in periodic reports filed by the Company with the Securities and Exchange Commission which the Company urges investors to consider.